FOR IMMEDIATE RELEASE

Rockdale Resources Corporation Increases Oil Production by 130 % from its 3 New Wells Drilled

AUSTIN, Texas, May 15, 2014 (GLOBE NEWSWIRE) -- Rockdale Resources Corporation (OTCQB: BBLS), an Austin, Texas-based oil production, exploration and drilling company, announced today an increase in its daily oil production, by 130% to an approximate daily production totaling 50 barrels per day. This significant increase in oil production, from approximately 22 barrels per day 2 months ago, is a result of the 3 new oil wells drilled, as announced on March 27, 2014. These three new oil wells were drilled on the Company's existing 623 acre lease in the Minerva-Rockdale Field, approximately 50 miles northeast of Austin.

Some of the proceeds from the Company’s previously announced equity financing in the form of a private placement of the Company’s common stock, were used to drill the 3 new oil wells, which have now significantly enhanced the Company’s oil production and cash flow.

The Company also announced that it plans to begin drilling 3 more oil wells on its existing lease, during the month of June. The three new oil wells to be drilled, will add to a combined total of ten new oil wells drilled since Marc S. Spezialy assumed the role of Chief Executive Officer. Mr. Spezialy stated, "We are delighted with the increase in our oil production from the 3 new wells brought online during the month of May. The oil production from these new wells exceeded our expectations. We are excited for the Company to be drilling yet 3 more oil wells during the month of June and continuing its expected success on our existing acreage in the Minerva-Rockdale Field."

Upon the completion of the drilling of these next three oil wells during the month of June, the Company plans to drill additional oil wells beyond these three, from the Company’s cash flow from operations, as well as rework older wells on our property. While we cannot guarantee, we expect these next three, to-be-drilled oil wells, to collectively produce another significant increase in daily oil production and positive cash flow for the Company, providing it even greater flexibility and opportunities to continue rapidly growing its business and creating shareholder value.

The Company recently appointed a new Director, David N. Baker, Managing Member of Mercadyne Investments LLC, to its Board of Directors. The Company appointed Mr. Baker based upon his knowledge and experience in the capital markets and his ability to formulate optimal strategies for raising capital, as well as his skill in developing relationships with investors.

As the Company has previously announced, it intends to provide regular updates regarding its oil production and looks forward to initiating an investment community visibility program. The Company expects to begin initiating its investment community visibility program within the next couple of weeks.

About Rockdale Resources Corporation

Rockdale Resources Corporation is a domestic oil exploration and production company. The Company focuses on new oil wells in established areas of oil production. The Company uses state of the art technology to maximize production and to identify areas with the greatest potential. The Company's core area of operations is in the Minerva-Rockdale Field near Rockdale, Texas, which has produced over 7 million barrels of oil since its first wells were established in 1921. The Company's corporate offices are located in Austin, Texas.

Forward-looking Statements

Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words.

Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks, and uncertainties include, among others, those associated with exploration activities, oil and gas production, marketing and transportation, costs of operations, loss of markets, volatility of oil and gas prices, imprecision of reserve and future production estimates, environmental risks, competition, inability to access sufficient capital from internal and external sources, general economic conditions, litigation, and changes in regulation and legislation. Readers are cautioned that the foregoing list is not exhaustive.

Additional information on these and other factors that could affect Rockdale’s operations or financial results is available by contacting Rockdale. Furthermore, the forward-looking statements contained in this press release are made as of the date of this press release, and Rockdale does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

Contact: Marc Spezialy, Rockdale Resources Corporation, 512-537-2257.

info@rockdaleresources.com

SOURCE Rockdale Resources Corporation

Web Site: http://www.rockdaleresources.com

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